Exhibit 23.1

Report on Supplemental Combined Financial Statement Schedule and Consent of Independent Auditors

The Board of Directors
Siebel Systems, Inc.

The audits referred to in our report dated January 24, 2000, except for Notes 10 and 11 which are as of October 9, 2000, included the related supplemental combined financial statement schedule as of December 31, 1999, and for each of the years in the three-year period ended December 31, 1999. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, the supplemental financial statement schedule, when considered in relation to the basic supplemental combined financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

We consent to incorporation by reference in the registration statements on Forms S-3 (Nos. 333-47062, 333-36967, 333-40437, 333-68041, 333-91777, and 333-94261) and Forms S-8 (Nos. 333-07983, 333-22763, 333-40259, 333-53369, 333-72969, 333-85007, 333-94243, and 333-41792) of Siebel Systems, Inc. of our reports dated January 24, 2000, except Notes 10 and 11 which are as of October 9, 2000, relating to the supplemental combined balance sheets of Siebel Systems, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related supplemental combined statements of operations and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and related supplemental combined financial statement schedule, which reports appear in the current report on Form 8-K dated October 2, 2000 of Siebel Systems, Inc.

/s/ KPMG LLP

Mountain View, California
October 9, 2000